For Immediate Release

                                                                October 27, 2004

GIBRALTAR REPORTS THIRD-QUARTER 2004 RESULTS

The per share information contained in this news release does not consider the effects of  the 3-for2 stock split to be effected in the form of  a stock dividend that was announced on October 5.

            BUFFALO, NEW YORK (October 27, 2004) - Gibraltar (Nasdaq: ROCK) said today that its sales in the third quarter of 2004 were $279 million, compared to $208 million in the third quarter of 2003. Sales in the first nine months of 2004 were $748 million, compared to $573 million in the first nine months of 2003.

            Net income of $16.2 million in the third quarter of 2004 increased by $8.2 million when compared to results from the third quarter of 2003. During the first nine months of 2004, net income was $41.0 million, compared to $21.1 million in 2003.

            Earnings per diluted share in the third quarter of 2004 were $.82, compared to $.49 in the third quarter of 2003. During the first nine months of 2004, earnings per diluted share were $2.08, compared to $1.31 in 2003.

            "During the third quarter, all three of our business segments once again generated double-digit sales increases from the comparable period in the prior year. The majority of these gains came from organic growth in our existing business units with higher unit volumes, as we won additional business with existing customers, gained new accounts, and continued to introduce a steady stream of new products and services. The balance of our sales increase was the result of recent acquisitions (Gibraltar has made four acquisitions thus far in 2004) and higher overall selling prices, driven primarily by increased costs for steel and other commodity raw materials, which we passed on," said Brian J. Lipke, Gibraltar's Chairman and Chief Executive Officer.

            "As a result of moving more of our business into higher value-added, higher-margin products, processes, and services, as well as our continuous improvement and cost-reduction initiatives, we generated even stronger improvements in operating income. Our operating margin in the third quarter was 10.4 percent - the second straight quarter above our 10 percent goal," said Mr. Lipke.

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Gibraltar Reports Third-Quarter 2004 Results
Page Two

            "Yesterday, our shareholders approved changing the name of our company to Gibraltar Industries, Inc., which better reflects our current business mix and markets .We take great pride and satisfaction in the results we generated during our first 11 years as a public company, and we believe we are well positioned to continue transforming Gibraltar into an even larger, stronger, and more valuable company for our customers, employees, and shareholders. That is the clear focus of all 4,000 people on the Gibraltar Team," said Mr. Lipke.

            Looking ahead to the fourth quarter, Mr. Lipke said that even though the fourth quarter is historically the slowest period for Gibraltar (as a result of holidays and automotive plant shutdowns and seasonal slowing in the building industry), the Company expects to continue its positive revenue and earnings growth momentum.

            "Barring a significant change in business conditions, we expect our fourth-quarter earnings per diluted share will be in the range of $.43 to $.47, compared to $.35 in the fourth quarter of 2003," said Mr. Lipke.

Gibraltar Industries, Inc. is a leading manufacturer, processor, and distributor of metals and other engineered materials for the building products, vehicular, and other industrial markets. The Company serves approximately 10,000 customers in a variety of industries in all 50 states, Canada, Mexico, Europe, Asia, and Central and South America, and is approaching $1 billion in annual sales. It has approximately 4,000 employees and operates 74 facilities in 26 states, Canada, and Mexico.

            Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: the impact of the availability and the effects of changing steel prices on the Company's results of operations; changing demand for the Company's products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

Gibraltar will review its third-quarter results and discuss its outlook for the fourth quarter during its quarterly conference call, which will be held at 2 p.m. Eastern Time on October 28. Investors and the general public are invited to listen to an Internet Web cast of the call, details of which can be found on Gibraltar's Web site,"http://www.gibraltar1.com/".

CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500  khouseknecht@gibraltar1.com.

Gibraltar's news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.

Gibraltar Reports Third-Quarter 2004 Results
Page Three

GIBRALTAR INDUSTRIES, INC. Financial Highlights (in thousands, except per share data)
	Three Months Ended
	September 30, 2004	September 30, 2003

Net Sales	$278,762	$208,033
Net Income	$16,220	$7,978
Net Income Per Share-Basic	$.83	$.50
Weighted Average Shares Outstanding-Basic	19,632	16,041
Net Income Per Share-Diluted	$.82	$.49
Weighted Average Shares Outstanding-Diluted	19,795	16,229

	Nine Months Ended
	September 30, 2004	September 30, 2003

Net Sales	$748,242	$572,971
Net Income	$41,009	$21,133
Net Income Per Share-Basic	$2.10	$1.32
Weighted Average Shares Outstanding-Basic	19,534	15,967
Net Income Per Share-Diluted	$2.08	$1.31
Weighted Average Shares Outstanding-Diluted	19,693	16,122

GIBRALTAR INDUSTRIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, December 31,
	2004	2003
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$11,068	$29,019
Accounts receivable, net	169,433	102,591
Inventories	177,433	107,531
Other current assets	11,410	10,309
Total current assets	369,344	249,450

Property, plant and equipment, net	268,306	250,029
Goodwill	288,679	267,157
Investments in partnerships	10,751	5,044
Other assets	7,223	6,063
	$944,303	$777,743

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$76,049	$49,879
Accrued expenses	56,347	29,029
Current maturities of long-term debt	15,592	19,848
Total current liabilities	147,988	98,756

Long-term debt	285,049	222,402
Deferred income taxes	62,384	55,982
Other non-current liabilities	5,141	6,422
Shareholders' equity:
Preferred stock, $.01 par value; authorized: 10,000,000 shares; none outstanding	-	-
Common stock, $.01 par value; authorized 50,000,000 shares; issued 19,748,723 and 19,274,069 shares in 2004 and 2003, respectively 2003, respectively	197	193
Additional paid-in capital	208,971	199,206
Retained earnings	234,296	196,138
Unearned compensation	(610)	(818)
Accumulated other comprehensive income (loss)	887	(538)
	443,741	394,181
Less: cost of 27,000 and 19,000 common shares held in treasury in 2004 and 2003, respectively	-	-
Total shareholders' equity	443,741	394,181
	$944,303	$777,743

GIBRALTAR INDUSTRIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share date)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$278,762	$208,033	$748,242	$572,971

Cost of sales	216,742	165,144	585,160	460,503

Gross profit	62,020	42,889	163,082	112,468

Selling, general and administrative expense	33,117	25,776	88,389	67,394

Income from operations	28,903	17,113	74,693	45,074

Other (income) expense:
Equity in partnerships' income	(1,766)	(177)	(3,492)	(385)
Interest expense	3,859	3,994	10,401	10,238
Total other expense	2,093	3,817	6,909	9,853

Income before taxes	26,810	13,296	67,784	35,221

Provision for income taxes	10,590	5,318	26,775	14,088

Net income	$16,220	$7,978	$41,009	$21,133

Net income per share - Basic	$.83	$.50	$2.10	$1.32

Weighted average shares outstanding - Basic	19,632	16,041	19,534	15,967

Net income per share - Diluted	$.82	$.49	$2.08	$1.31

Weighted average shares outstanding - Diluted	19,795	16,229	19,693	16,122

GIBRALTAR INDUSTRIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
	Nine Months Ended September 30,
	2004	2003
	(unaudited)	(unaudited)

Cash flows from operating activities
Net income	$41,009	$21,133
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	18,323	16,711
Provision for deferred income taxes	3,659	3,577
Equity in partnerships' income	(3,492)	(385)
Distributions from partnerships	1,314	503
Tax benefit from exercise of stock options	794	823
Unearned compensation, net of restricted stock forfeitures	120	176
Other noncash adjustments	133	165
Increase (decrease) in cash resulting from changes
in (net of acquisitions):
Accounts receivable	(51,071)	(22,282)
Inventories	(59,979)	5,784
Other current assets	911	(1,212)
Accounts payable and accrued expenses	48,771	16,993
Other assets	(1,253)	(105)

Net cash provided by (used in) operating activities	(761)	41,881

Cash flows from investing activities
Acquisitions, net of cash acquired	(64,985)	(84,228)
Purchases of property, plant and equipment	(17,035)	(16,544)
Net proceeds from sale of property and equipment	492	356

Net cash used in investing activities	(81,528)	(100,416)

Cash flows from financing activities
Long-term debt reduction	(27,506)	(56,491)
Proceeds from long-term debt	85,418	115,471
Payment of dividends	(2,734)	(2,002)
Net proceeds from issuance of common stock	9,160	3,122

Net cash provided by financing activities	64,338	60,100

Net increase (decrease) in cash and cash equivalents	(17,951)	1,565

Cash and cash equivalents at beginning of year	29,019	3,662

Cash and cash equivalents at end of period	$11,068	$5,227

GIBRALTAR INDUSTRIES, INC. Segment Information (in thousands)
Three Months Ended September 30,
			Increase (Decrease)
	2004	2003	$	%
	(unaudited)	(unaudited)

Net Sales
Processed metals	$97,319	$62,658	$34,661	55.3%
Building products	142,444	123,421	19,023	15.4%
Thermal processing	38,999	21,954	17,045	77.6%

Total Sales	278,762	208,033	70,729	34.0%

Income (loss) from Operations
Processed metals	$11,696	$4,451	$7,245	162.8%
Building products	22,153	15,946	6,207	38.9%
Thermal processing	3,402	1,712	1,690	98.7%
Corporate	(8,348)	(4,996)	(3,352)	(67.1%)

Total Operating Income	28,903	17,113	11,790	68.9%

Operating Margin
Processed metals	12.0%	7.1%
Building products	15.6%	12.9%
Thermal processing	8.7%	7.8%
	Nine Months Ended September 30,
			Increase (Decrease)
	2004	2003	$	%
	(unaudited)	(unaudited)

Net Sales
Processed metals	$263,765	$203,371	$60,394	29.7%
Building products	388,501	303,700	84,801	27.9%
Thermal processing	95,976	65,900	30,076	45.6%

Total Sales	748,242	572,971	175,271	30.6%

Income from Operations
Processed metals	$30,172	$19,037	$11,135	58.5%
Building products	53,187	31,936	21,251	66.5%
Thermal processing	12,179	6,995	5,184	74.1%
Corporate	(20,845)	(12,894)	(7,951)	(61.7%)

Total Operating Income	74,693	45,074	29,619	65.7%

Operating Margin
Processed metals	11.4%	9.4%
Building products	13.7%	10.5%
Thermal processing	12.7%	10.6%